EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Ann Parker, Director	Mike Smargiassi
Investor Relations	Brainerd Communicators
605-988-1000	212-986-6667
ann.parker@lodgenet.com	smarg@braincomm.com

LODGENET REPORTS RESULTS FOR SECOND QUARTER 2004

- Quarterly Revenue up 6.2% to $66.3 Million -
- $2.1 Million of Net Free Cash Flow and 154% Increase in Operating Income Reported for First Six Months -
- Digital Systems Deployed in 442,000 Rooms, or 47% of Interactive Room Base -

     SIOUX FALLS, SD, July 22, 2004 – LodgeNet Entertainment Corporation (Nasdaq:LNET) today reported its 43rd consecutive increase of comparative quarterly revenue. Revenue for the quarter was $66.3 million, a 6.2% increase in comparison to the second quarter of 2003. Operating income reached $3.2 million in the second quarter of 2004, an increase of $1.1 million or 57.4% compared to the year earlier quarter. Net loss for the second quarter of 2004 was $(5.0) million, or ($0.38) per share, versus $(13.3) million, or ($1.07) per share, in the second quarter of 2003.

     The following financial highlights are in thousands of dollars, except per-share data and average shares outstanding:

	Three Months Ended June 30,
	2004	2003
Total revenue	$66,281	$62,404
Operating income	3,237	2,056
Operating income exclusive of depreciation and amortization	22,699	21,789
Net loss	(5,006)	(13,256)
Net loss per common share	$(0.38)	$(1.07)
Average shares outstanding	13,208,314	12,431,214

-more-

LodgeNet Q2 2004 Earnings 2-2-2-2

     “We continue to report solid results for both the second quarter and year-to-date,” said Scott C. Petersen, LodgeNet President and CEO. “In the first half of 2004, we added nearly 57,000 digital rooms to our system and still generated $2.1 million of net free cash flow, an improvement of $5.4 million over last year. (Net free cash flow is defined as cash provided by operating activities exceeding cash used for investing). We increased operating income over 150% and cut our net loss by almost 25%, excluding the $7.1 million loss on early retirement of debt in 2003. We continued to invest in future growth opportunities through the rollout of our digital system at a level consistent with our stated goal of being net free cash flow neutral for the first six months.”

     “In the second quarter, we grew revenue over six percent despite a lackluster Hollywood movie line-up,” said Gary H. Ritondaro, LodgeNet Senior Vice President and CFO. “For the third straight quarter, we increased our overall gross profit margin, which was up 100 basis points over the second quarter of 2003. Operating expenses were at sustainable levels in the quarter as compared to last year, when we significantly reduced our operating expenses on a short-term basis to protect the financial performance of our business as a response to the uncertainties surrounding the Iraqi conflict. During the second quarter of 2004, we continued to make steady cost reductions in the installation of our digital system. The cost of a new digital installation was $373 and a digital upgrade broke through the $300 level for the first time, reaching $296 per room.”

     “With the completion of our equity offering, we have strengthened our balance sheet by reducing our debt levels by $47.0 million. As a result, debt is currently at $313.2 million, as compared to $360.2 million reported at the end of the second quarter,” continued Ritondaro. “The reduction in debt reduces our leverage ratio from 4.1 times to 3.6 times. In addition, we retained approximately $13.0 million of cash from the equity offering. That cash infusion, coupled with cash generated from operations, has us well positioned to execute on our growth strategy.”

RESULTS FROM OPERATIONS
THREE MONTHS ENDED JUNE 30, 2004 VERSUS
THREE MONTHS ENDED JUNE 30, 2003

     Total revenue for the second quarter of 2004 was $66.3 million, an increase of $3.9 million, or 6.2%, compared to the second quarter of 2003. Revenue from Guest Pay interactive services increased $3.3 million, or 5.4%, driven by a 5.0% increase in average number of rooms in operation, and the continued deployment of digital systems. Revenue per room increased to $22.84 per month in the second quarter of 2004 from $22.75 per month in the second quarter of 2003. Movie revenue per room decreased from $17.73 to $17.28, due to less popular movie content as compared to the second quarter of 2003. Revenue per room from other interactive services increased 10.8%, from $5.02 per month in the second quarter of 2003 to $5.56 in the current year quarter. The increase was driven by the continued expansion of interactive TV services available through the digital system and price changes associated with basic cable services.

     Gross profit increased 8.0% to $37.2 million in the second quarter of 2004 compared to $34.5 million in the second quarter of 2003. The overall gross profit margin increased 100 basis points to 56.2% in the current quarter compared to 55.2% in the prior year quarter. The increased margin was primarily a result of lower content royalties related to movies and games.

     Guest Pay operations expenses were $8.3 million in the second quarter of 2004 as compared to $7.8 million in the year earlier quarter. The increase was primarily due to the 5.0% increase in average rooms served. As a percentage of revenue, Guest Pay operations expenses increased slightly to 12.6% in the second quarter of 2004 compared to 12.5% in the year earlier period. Per average installed room, Guest Pay operations expenses were $2.97 per month in the second quarter of 2004 as compared to $2.91 per month in the prior year quarter.

     Selling, general and administrative expenses were $6.2 million, an increase of $1.3 million compared to $4.9 million in the second quarter of 2003. As a percentage of revenue, SG&A increased to 9.3% in the current quarter compared to 7.8% for second quarter 2003. SG&A expenses returned to sustainable levels in the quarter as compared to last year, when the Company significantly reduced its operating expenses on a short-term basis to protect the financial performance of its business as a response to the uncertainties surrounding the Iraqi conflict. Also, contributing to the difference was a one-time insurance settlement received last year for reimbursement of legal expenses. Per average Guest Pay room, SG&A expenses increased to $2.20 in the second quarter of 2004 from $1.82 in the prior year quarter.

     Depreciation and amortization expenses decreased to $19.5 million in the current year quarter versus $19.7 million in the second quarter of 2003. The decrease was primarily due to higher-cost assets becoming fully depreciated while the cost basis of new assets being added to the base were lower. As a percentage of revenue, depreciation and amortization decreased to 29.4% in the second quarter of 2004 versus 31.6% in the second quarter of 2003.

LodgeNet Q2 2004 Earnings 3-3-3-3

     Interest expense decreased by $479,000 to $8.1 million in the current quarter versus $8.6 million in the second quarter of 2003. Average debt for the second quarter of 2004 was $360.5 million versus $358.0 million for the second quarter of 2003. The average interest rate was 9.0% in the second quarter of 2004, as compared to an average interest rate of 9.6% in the prior-year quarter.

     As a result of factors previously described, the Company generated operating income of $3.2 million in the second quarter of 2004, an increase of $1.1 million, or 57.4%, compared to operating income of $2.1 million in the year earlier quarter. Operating income exclusive of depreciation and amortization increased 4.2% to $22.7 million for the second quarter of 2004 compared to $21.8 million in the second quarter of 2003. The Company’s net loss improved by 62.2% to $(5.0) million as compared to $(13.3) million in the year earlier quarter. In the second quarter of 2003, the Company had a loss from early debt retirement of $(7.1) million.

     The cost per new digital installed room averaged $373 during the quarter, an 8.6% reduction from the second quarter of 2003, while the cost per digital converted room decreased to $296, a 15.9% reduction from the second quarter of 2003.

     For the first half of 2004, cash provided by operating activities was $28.2 million while cash used for investing activities, including growth-related capital, was $26.1 million, resulting in net free cash flow of $2.1 million. This compares to a negative cash flow of $(3.3) million for the first half of 2003. The improvement from the first half of 2003 was driven by reductions in the Company’s cost per new and converted digital room and a slight reduction in the number of digital rooms installed during the period. For the first half of 2004, the Company installed 58,500 digital rooms compared to 59,522 during the first half of 2003.

2004 Outlook

     With regard to financial results for the third quarter of 2004, LodgeNet expects to report revenue of between $72.0 million and $75.0 million, resulting in $5.0 million to $6.5 million of operating income. Operating income exclusive of depreciation and amortization is expected to be $24.5 million to $26.0 million during the quarter. Net loss is expected to be $(4.5) million to $(3.0) million or a loss per share of $(0.26) to $(0.18) for the third quarter of 2004. With respect to the calendar year 2004, LodgeNet expects to report revenue in a range from $269.0 million to $273.0 million and operating income from $13.5 million to $16.0 million. Operating income exclusive of depreciation and amortization is expected to be $91.0 million to $93.5 million. Net loss is expected to be $(20.0) million to $(17.5) million or a loss per share of $(1.16) to $(1.02) for the full year 2004. The calendar year net loss data points have been adjusted to reflect the impact of the Company’s recently concluded equity offering.

     The Company will hold a conference call on Thursday, July 22, 2004 at 4:00pm CST. A live webcast of the teleconference will also be available via the Internet at the ECI website http://calleci.econfcall.net/pub_cs_activelist.jsp. The webcast will be archived at that site for one month and can be accessed via LodgeNet’s website at www.lodgenet.com. Additionally, the Company has posted slides at its website under the investor relations, company presentation section, which will be referenced during the conference call.

About LodgeNet

     LodgeNet Entertainment Corporation is one of the world’s largest providers of interactive television systems and broadband services to hotels, including resort and casino hotels, throughout the United States and Canada as well as select international markets. These services include on-demand movies, music and music videos, Nintendo® video games, Internet on television, and other interactive television services, as well as high-speed Internet access, all designed to serve the needs of the lodging industry and the traveling public. LodgeNet provides service to more than one million rooms, including 967,000 interactive guest pay rooms, in more than 5,800 hotel properties worldwide. LodgeNet estimates that during 2003 more than 260 million travelers had access to LodgeNet’s interactive television systems. LodgeNet is listed on NASDAQ and trades under the symbol LNET.

     Certain statements in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, words such as “expect”, “anticipate”, “estimate”, “believe”, “no assurance”, “intend”, “should”, “could”, “may”, “plan”, “project”, “predict”, and similar expressions and statements which are made in the future tense, or which refer to future events or developments, are intended to identify such forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors: general economic and business conditions, and trends in the lodging and entertainment industries in particular; changes in hotel occupancy rates, business and leisure travel rates and the “buy rate” of our customers; our ability to access popular content on terms that are acceptable to us; timely availability of content; changes to the

LodgeNet Q2 2004 Earnings 4-4-4-4

competition, including the ability of our competitors to deliver on demand entertainment or competitive services through the Internet or cable; the impact of changes in regulation which may limit our ability to provide content we currently provide; the occurrence of one or more future terrorist attacks, wars, public health concerns or other crises; availability of key components and services necessary for the manufacture and assembly of our interactive systems; uncertainties in our strategies or efforts to improve operating results by increasing revenue and decreasing costs; availability of capital on terms that are acceptable to us and sufficient to execute our business plan, including expanding the installation of our digital system in our customers’ guest rooms, and to adapt to technological changes in our industry; changes in customer relationships with hotel chains and their franchisees, including our ability to obtain new customers and to retain existing customers; the results of our product development difficulties and delays of new technologies and enhancement of existing technologies.

     These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

LodgeNet is a registered trademark of LodgeNet Entertainment Corporation. All rights reserved. Other names and brands may be claimed as the property of others.

(See attached financial and operational tables)

LodgeNet Q2 2004 Earnings 5-5-5-5

LodgeNet Entertainment Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(Dollar amounts in thousands, except share data)

	June 30,	December 31,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$2,901	$2,772
Accounts receivable, net	29,932	28,150
Prepaid expenses and other	1,964	3,233

Total current assets	34,797	34,155
Property and equipment, net	217,962	227,037
Debt issuance costs, net	10,972	11,036
Intangible assets, net	6,446	8,270
Other assets	2,689	2,770

	$272,866	$283,268

Liabilities and Stockholders’ Equity (Deficiency)
Current liabilities:
Accounts payable	$17,670	$15,012
Current maturities of long-term debt	8,571	8,638
Accrued expenses	12,083	12,697
Deferred revenue	4,225	3,918

Total current liabilities	42,549	40,265
Long-term debt	351,585	359,610
Other long-term liability	3,999	3,999
Derivative instruments	8,049	8,396

Total liabilities	406,182	412,270

Commitments and contingencies
Stockholders’ equity (deficiency):
Preferred stock, $.01 par value, 5,000,000 shares authorized; no shares issued or outstanding
Common stock, $.01 par value, 50,000,000 shares authorized; 13,245,226 and 12,722,267 shares outstanding at June 30, 2004 and December 31, 2003, respectively	132	127
Additional paid-in capital	159,602	155,163
Accumulated deficit	(287,789)	(276,567)
Accumulated other comprehensive loss	(5,261)	(7,725)

Total stockholders’ equity (deficiency)	(133,316)	(129,002)

	$272,866	$283,268

LodgeNet Q2 2004 Earnings 6-6-6-6

LodgeNet Entertainment Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(Dollar amounts in thousands, except share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Revenues:
Guest Pay	$64,218	$60,950	$126,541	$118,817
Other	2,063	1,454	3,571	3,233

Total revenues	66,281	62,404	130,112	122,050

Direct costs:
Guest Pay	28,344	27,302	55,851	53,046
Other	720	629	1,462	1,481

Total direct costs (exclusive of other operating expenses shown separately below)	29,064	27,931	57,313	54,527

Gross profit (exclusive of other operating expenses shown separately below)	37,217	34,473	72,799	67,523

Operating expenses:
Guest Pay operations	8,339	7,803	16,477	15,426
Selling, general and administrative	6,179	4,881	11,884	10,296
Depreciation and amortization	19,462	19,733	39,130	39,710

Total operating expenses	33,980	32,417	67,491	65,432

Operating income	3,237	2,056	5,308	2,091
Investment gains	—	7	—	7
Loss on early retirement of debt	—	(7,061)	—	(7,061)
Interest expense	(8,148)	(8,627)	(16,371)	(17,016)
Other income	45	485	98	549

Loss before income taxes	(4,866)	(13,140)	(10,965)	(21,430)
Provision for income taxes	(140)	(116)	(257)	(245)

Net loss	$(5,006)	$(13,256)	$(11,222)	$(21,675)

Net loss per common share (basic and diluted)	$(0.38)	$(1.07)	$(0.86)	$(1.74)

Weighted averages shares outstanding (basic and diluted)	13,208,314	12,431,214	13,094,147	12,431,182

LodgeNet Q2 2004 Earnings 7-7-7-7

LodgeNet Entertainment Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)
(Dollar amounts in thousands)

	Six Months Ended June 30,
	2004	2003
Operating activities:
Net loss	$(11,222)	$(21,675)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	39,130	39,710
Investment gains	—	(7)
Loss on early retirement of debt, less cash portion	—	2,477
Change in operating assets and liabilities:
Accounts receivable	(1,833)	(665)
Prepaid expenses and other	149	416
Accounts payable	2,675	6,699
Accrued expenses and deferred revenue	(784)	(1,378)
Other	56	184

Net cash provided by operating activities	28,171	25,761

Investing activities:
Property and equipment additions	(26,654)	(28,056)
Note receivable repayments (advances)	567	(1,000)
Proceeds from affiliates, net	—	7

Net cash used for investing activities	(26,087)	(29,049)

Financing activities:
Proceeds from long-term debt	—	200,000
Repayment of long-term debt	(750)	(119,521)
Payment of capital lease obligations	(572)	(487)
Borrowings under revolving credit facility	10,000	9,000
Repayments of revolving credit facility	(17,000)	(43,000)
Restricted cash	—	(32,653)
Debt issuance costs	(838)	(7,740)
Proceeds from sale of interest rate swap	3,052	—
Exercise of stock options	4,185	2

Net cash (used for) provided by financing activities	(1,923)	5,601

Effect of exchange rates on cash	(32)	262

Increase in cash and cash equivalents	129	2,575
Cash and cash equivalents at beginning of period	2,772	1,107

Cash and cash equivalents at end of period	$2,901	$3,682

LodgeNet Q2 2004 Earnings 8-8-8-8

LodgeNet Entertainment Corporation and Subsidiaries
Five Quarter Summary

	2nd Qtr '04	1st Qtr '04	4th Qtr '03	3rd Qtr '03	2nd Qtr '03
Room Base Statistics
Total Rooms Served (1)	1,006,421	1,001,876	994,127	983,158	971,503
Total Guest Pay Interactive Rooms (2)	942,998	934,260	924,643	913,118	899,773
Total Digital Rooms (3)	442,249	415,415	385,426	356,419	323,685
Percent of Total GP Interactive Rooms	46.9%	44.5%	41.7%	39.0%	36.0%

Guest Pay Per Room Statistics (per month)
Movie Revenue	$17.28	$17.04	$16.40	$18.99	$17.73
Other Interactive Service Revenue	5.56	5.37	4.89	5.43	5.02

Total Guest Pay Revenue Per Room	$22.84	$22.41	$21.29	$24.42	$22.75
Guest Pay Operations Expense	$2.97	$2.93	$2.93	$2.98	$2.91

Summary Operating Results
(Dollar amounts in thousands)
Total Revenue	$66,281	$63,831	$60,331	$67,768	$62,404
Gross Profit (exclusive of other operating expenses)	$37,217	$35,582	$34,020	$36,659	$34,473
Operating Income (exclusive of Depreciation and Amortization)	$22,699	$21,739	$20,037	$23,121	$21,789
Operating Income	$3,237	$2,071	$735	$3,674	$2,056
Loss on Early Retirement of Debt	$—	$—	$—	$—	$(7,061)
Net Loss	$(5,006)	$(6,216)	$(7,948)	$(5,429)	$(13,256)
Cash Provided by Operating Activities	$9,891	$18,280	$2,823	$19,979	$8,192
Cash Used for Investing Activities	$13,453	$12,634	$11,563	$13,006	$11,869
Gross Profit Margin	56.2%	55.7%	56.4%	54.1%	55.2%
SG&A as Percent of Total Revenue	9.3%	8.9%	9.8%	8.0%	7.8%
Operating Income Margin	4.9%	3.2%	1.2%	5.4%	3.3%

(1)	Total rooms served represents rooms receiving one or more of the Company’s services including rooms served by international licensees.

(2)	Guest Pay interactive rooms receive one or more Guest Pay Services such as movies, video games, music or other interactive services. This number represents domestic Guest Pay Interactive Rooms.

(3)	Digital interactive rooms provide content stored on a digital file server as a component of LodgeNet’s interactive digital system.